                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (FINAL AMENDMENT)*



                      InKine Pharmaceutical Company, Inc.
     ---------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
          ----------------------------------------------------------
                        (Title of Class of Securities)


                                   69830P105
             ----------------------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 8 Pages
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--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Biotechnology Development Fund, L.P. ("BDF")
     94-3258409
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                       (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     Delaware

--------------------------------------------------------------------------------
                       SOLE VOTING POWER
                   5
     NUMBER OF         431,960 shares, except that BioAsia, the general partner
     SHARES            BDF, and Kung, Leung and Engleman, members of BioAsia,
     BENEFICIALLY      may be deemed to have shared power to vote these shares.
     OWNED BY
     EACH          -------------------------------------------------------------
     REPORTING         SHARED VOTING POWER
     PERSON        6
     WITH              See response to item 5.

                   -------------------------------------------------------------
                       SOLE DISPOSITIVE POWER
                   7
                       431,960 shares, except that BioAsia, the general partner BDF, and Kung, Leung and Engleman, members of BioAsia, may be deemed to have shared power to dispose of these shares.

                  --------------------------------------------------------------
                       SHARED DISPOSITIVE POWER
                   8
                       See response to item 7.
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     431,960

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

     N.A.
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
     1.68%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     PN
--------------------------------------------------------------------------------

                               Page 2 of 8 pages
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--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BioAsia Invesments, LLC ("BioAsia")
     94-3258407
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                       (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     California

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                   5
     NUMBER OF          0
     SHARES
     BENEFICIALLY
     OWNED BY
     EACH          -----------------------------------------------------------
     REPORTING          SHARED VOTING POWER
     PERSON        6
     WITH               431,960 shares, all of which are directly owned by BDF.
                        BioAsia is the general partner of BDF and may be deemed
                        to have shared power to vote these shares.
                   -----------------------------------------------------------
                        SOLE DISPOSITIVE POWER
                   7
                        0

                   -----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                   8
                        431,960 shares, all of which are directly owned by BDF. BioAsia is the general partner of BDF and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     431,960

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

     N.A.
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
     1.68%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     PN
--------------------------------------------------------------------------------

                               Page 3 of 8 pages
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--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Frank Kung ("Kung")
     ###-##-####
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                       (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                   5
     NUMBER OF          0
     SHARES
     BENEFICIALLY
     OWNED BY
     EACH          -----------------------------------------------------------
     REPORTING          SHARED VOTING POWER
     PERSON        6
     WITH               431,960 shares, all of which are directly owned by BDF.
                        Kung is a member of BioAsia and may be deemed to have
                        shared power to vote these shares.
                   -----------------------------------------------------------
                        SOLE DISPOSITIVE POWER
                   7
                        0

                   -----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                   8
                        431,960 shares, all of which are directly owned by BDF. Kung is a member of BioAsia and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     431,960

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

     N.A.
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
     1.68%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     IN
--------------------------------------------------------------------------------

                               Page 4 of 8 pages

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Anselm Leung ("Leung")
     ###-##-####
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                       (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                   5
     NUMBER OF          0
     SHARES
     BENEFICIALLY
     OWNED BY
     EACH          -----------------------------------------------------------
     REPORTING          SHARED VOTING POWER
     PERSON        6
     WITH               431,960 shares, all of which are directly owned by BDF.
                        Leung is a member of BioAsia and may be deemed to have
                        shared power to vote these shares.
                   -----------------------------------------------------------
                        SOLE DISPOSITIVE POWER
                   7
                        0

                   -----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                   8
                        431,960 shares, all of which are directly owned by BDF. Leung is a member of BioAsia and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     431,960

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

     N.A.
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
     1.68%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     IN
--------------------------------------------------------------------------------

                               Page 5 of 8 pages

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Edgar Engleman ("Engleman")
     ###-##-####
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                       (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                        SOLE VOTING POWER
                   5
     NUMBER OF          0
     SHARES
     BENEFICIALLY
     OWNED BY
     EACH          -----------------------------------------------------------
     REPORTING          SHARED VOTING POWER
     PERSON        6
     WITH               431,960 shares, all of which are directly owned by BDF.
                        Engleman is a member of BioAsia and may be deemed to
                        have shared power to vote these shares.
                   -----------------------------------------------------------
                        SOLE DISPOSITIVE POWER
                   7
                        0

                   -----------------------------------------------------------
                        SHARED DISPOSITIVE POWER
                   8
                        431,960 shares, all of which are directly owned by BDF. Engleman is a member of BioAsia and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     431,960

--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

     N.A.
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
     1.68%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
     IN
--------------------------------------------------------------------------------

                               Page 6 of 8 pages
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Biotechnology Development Fund, L.P., a Delaware limited partnership ("BDF")
BioAsia Investments, LLC, a California limited liability company ("BioAsia"), Frank Kung ("Kung"), Anselm Leung ("Leung") and Edgar Engleman ("Engleman")(BDF, BioAsia, Kung, Leung and Engleman are each a Reporting Person), hereby amend the single joint statement on Schedule 13G, filed with the Securities and Exchange Commission, with respect to certain shares of common stock, $0.0001 par value per share (the "Common Stock"), of InKine Pharmaceutical Company, Inc., a New York corporation (the "Issuer"), as follows:


Item 4.   Ownership

     (a)  Amount Beneficially Owned:

          See Row 9 of cover page for each Reporting Person.

     (b)  Percent of Class:

          See Row 11 of cover page for each Reporting Person.

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                 See Row 5 of cover page for each Reporting Person.

          (ii)   shared power to vote or to direct the vote:

                 See Row 6 of cover page for each Reporting Person.

          (iii)  sole power to dispose or to direct the disposition of:

                 See Row 7 of cover page for each Reporting Person.

          (iv)   shared power to dispose or to direct the disposition of:


Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, that the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 8 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 31, 2000
                                    Biotechnology Development Fund, L.P,

                                    By:  BioAsia Investments, LLC
                                    Its:  General Partner



                                         By:  /s/Frank Kung
                                              -----------------------
                                              Frank Kung, Member



                                    BioAsia Investments, LLC



                                    By:  /s/Frank Kung
                                         -------------------------------
                                         Frank Kung, Member



                                        /s/Frank Kung
                                    -------------------------------------
                                         Frank Kung



                                        /s/Anselm Leung
                                    -------------------------------------
                                         Anselm Leung



                                        /s/Edgar Engleman
                                    -------------------------------------
                                         Edgar Engleman



     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                               Page 8 of 8 pages